Exhibit 99.44

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten
Tycoon Venture Capital & Investment Ltd. intends to finance Sangui blood additive and products

Participation in SanguiBioTech GmbH and loan volume of up to EUR 7.5 million

London and Witten, April 12, 2007 – Tycoon Venture Capital & Investment Ltd. London, UK, intends to acquire a stake of 25% in SanguiBioTech GmbH.  As part of the planned agreement TYCOON Venture Capital & Investment is offering Sangui a mezzanine loan of up to EUR 7.5 million.  The loan can be drawn in one initial tranche of one fourth of the total volume and a number of subsequent tranches which will be subject to Sangui’s attaining certain performance milestones.  A letter of intent to this effect was now signed.  TYCOON will conclude its due diligence examination of the company in due course while both parties will negotiate the partnership and loan agreements and related legal documents.

Barbara Geisel, TYCOON Managing Director, explained: “We have thoroughly examined the properties and market potential of Sangui’s existing product portfolio as well as the possible future blockbuster qualities of its haemoglobin polymer blood additive and we are excited to have the opportunity to participate in the highly promising prospects of this company.  As a venture capitalist we are fully aware of the risks and opportunities pertaining to the development of such innovative pharmaceutical.  We intend to be an active partner and are ready to support Sangui in the medium and long term.”

“The cooperation with TYCOON gives Sangui leeway to speed up its business development,” added Hubertus Schmelz, Managing Director of SanguiBioTech GmbH.  “With this move we overcome a period of relative uncertainty and create a sound and potentially prosperous business.  With a proven and still expandable product portfolio, with our strategic partners in Mexico, and with a reliable financing partner we are now in the position to set out for maximizing Sangui’s value creation.”

In February 2007, Sangui had announced that TYCOON Consulting (UK), Bristol, a sister company of TYCOON Venture Capital & Investment undertakes to market Sangui cosmetics as well as wound management products in several Arab countries.

Sangui’s potentially live saving blood additive consists of haemoglobin polymers.  It provides vital oxygen supplies to places in the human body erythrocytes cannot reach for instance due to arterial sclerosis.  Initial indication for this pharmaceutical will be lung-shock, a live-threatening collapse of the lung which causes immediate death in cases of stroke and numerous other diseases.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui Bio Tech International, Inc. (www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.